[letterhead of Career Horizons, Inc.]


          FOR IMMEDIATE RELEASE

            Career Horizons Acquires $50 Million Revenue TSG Professional
                Services, The Largest Of Eight IT Acquisitions To Date

          Woodbury, NY--September 18, 1996 -- Career Horizons, Inc. (NYSE:
          CHZ) today announced the acquisition of TSG Professional Services, Inc., a provider of specialty supplemental staffing services to the information technology and health care industries. Founded in 1980, TSG is projected to generate more than $50 million in revenues this year. Terms of the cash transaction were not disclosed.

          "It has now been about a year since we made our first acquisition in information technology staffing," said Walter W. Macauley, president and chief executive officer of Career Horizons. "By aggressively bringing together eight successful firms, we have established a major new specialty company, which employs 2,200 consultants per day and generates revenues at an annual rate of $200 million."

          TSG provides experienced information technology consultants with a broad range of expertise to a diverse group of corporate clients from its headquarters in Stoneham, Massachusetts and four offices in the Southeast (Atlanta, Charlotte, Jacksonville, and Birmingham). TSG's ability to attract and retain top-quality consultants, currently more than 450 consultants per day, has enabled it to serve rapidly growing client demand. Mr. Stephen Evanoff, with TSG since 1982, will serve as its president.

          TSG Health Care Resources, also based in Stoneham, provides qualified professional therapists and therapy assistants (physical, occupational, and speech) for temporary assignment to hospitals, nursing homes, and other clients throughout the United States. TSG's traveling therapists program introduces a new specialty that complements Career Horizons' existing health care specialty business, Health Force, which generates more than $100 million in annual revenues.

          Mr. Macauley said, "We are pleased to join forces with TSG Professional Services, our largest acquisition to date, which provides an excellent geographic fit with our information technology business, and also establishes a new staffing specialty, professional therapists. The acquisition will be accretive to earnings."

          In addition to information technology, health care and general supplemental staffing, Career Horizons serves the desktop publishing and pharmacy specialty markets. Career Horizons has 582 company-owned, franchised and private label offices operating under recognized local and regional brand names.

          On August 26, 1996, Career Horizons and AccuStaff Incorporated (Nasdaq: ASTF) announced a definitive agreement under which Career Horizons will merge with AccuStaff. The combined company will be a nationwide provider of strategic staffing, consulting, and outsourcing services with a total of over 750 offices in 43 states. Its information technology staffing revenues will be more than $450 million annually, moving towards its goal of $500 million by year end.


          Contacts:

          Career Horizons, Inc.               Lundy Associates, Inc.
          Michael T. Druckman                 Michael A. Lundy
          Chief Financial Officer                201-660-1100
          516-682-1403
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          Career Horizons' Web Address:  http://www.chi.com